Exhibit 99.1
IRIDEX Announces Closing of $5.0 Million Private Placement
MOUNTAIN VIEW, Calif., Sept. 5, 2007— IRIDEX Corporation (Nasdaq: IRIX) today announced that it has raised $5.0 million in gross proceeds via a private placement conducted with BlueLine Partners which closed on August 31, 2007. Net proceeds after transaction expenses were approximately $4.9 million.
“This equity financing will help resolve the short-term liquidity challenges created by our January 2007 acquisition of the aesthetics assets of Laserscope,” said Barry G. Caldwell, IRIDEX President and CEO. “In addition to this cash infusion, we have recently undertaken several actions to reduce costs and accelerate the realization of synergies between our ophthalmology business and our new aesthetics business.”
IRIDEX plans to complete the integration of the manufacturing of the acquired Laserscope aesthetics products into its Mountain View facility during the fourth quarter of 2007. “We expect that the full integration of the Laserscope products into our Mountain View manufacturing infrastructure will result in the enhancement of gross margins. We believe that this coupled with our reduced infrastructure costs and our revenue growth outlook will support our return to profitability,” Mr. Caldwell continued.
“BlueLine is confident that IRIDEX is well on its way to recovering from the challenges that followed the Laserscope transaction,” said William M. Moore, a director of BlueLine Partners. “We have been and will continue working closely with the company’s management and Board of Directors and our decision to provide capital reflects our strong belief in the future potential of IRIDEX’ business.”
The financing took the form of a private placement of units, each of which consisted of one share of the company’s newly authorized Series A Preferred Stock and a warrant to purchase 1.2 shares of the company’s Common Stock. BlueLine purchased a total of 500,000 units at a purchase price of $10.00 per unit. Each share of Series A Preferred Stock is convertible into two shares of Common Stock. In connection with the transaction, BlueLine received warrants to purchase an aggregate of 600,000 shares Common Stock at an exercise price of $0.01 per share. These warrants expire on December 31, 2007. An aggregate of 1.6 million shares of Common Stock are issuable upon conversion of the shares of Series A Preferred Stock and the exercise of warrants issued in the transaction, which equates to a per share price of $3.13 on a Common Stock equivalent basis, compared to the 30-day average closing price of IRIDEX stock which was $3.16 on the date of the closing. None of the securities acquired by BlueLine have been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless so registered, such securities may not be offered or sold in the United States absent an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and any applicable state securities laws. As part of the financing, BlueLine Partners has the right to designate two individuals for appointment to the IRIDEX Board of Directors, one of which is at BlueLine’s discretion and the second of which is subject to IRIDEX’ reasonable approval.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the company’s Series A Preferred Stock or warrants to purchase Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices used to treat eye diseases in the ophthalmology market and skin conditions in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 95 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.
Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the company’s use of the proceeds of the financing, growth in the company’s revenues, the company’s cost reduction efforts and the results and impacts of such efforts, the timing and ability of the company to integrate the Laserscope aesthetics products into its existing business, including the integration of the manufacturing of the Laserscope products into its current facilities, the company’s gross margins, and the company’s ability to return to profitability. Actual results could differ materially and adversely from those projected in the forward- looking statements based on, among other things, the actual use of the proceeds, the company’s ability to effectively integrate the aesthetics business acquired from Laserscope and to realize efficiencies and synergies relating thereto, and the results of the company’s ongoing business, including order and shipment rates for the company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the company’s markets, especially with regard to the company’s dermatology products which are typically used for elective procedures that can be deferred. Please see a detailed description of these risks and other risks that the company is subject to contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.